ITRONICS INC. AND SUBSIDIARIES
                         COMPUTATION OF LOSS PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                   EXHIBIT 11

                                              Three Months Ended March 31,
                                                  1997             1996
                                              ------------     ------------
Common and common equivalent shares
  used in determining net loss per share

    Weighted average number of common
      shares outstanding during the period     29,943,496       28,710,326

        Common equivalent shares                   -                -
                                               ----------       ----------
                                               29,943,946       28,710,326
                                               ==========       ==========

Net loss                                       $  132,032       $   21,586
Cumulative preferred dividends for the period       9,880            9,880
                                               ----------       ----------
Net loss plus cumulative preferred dividends
  for the period                               $  141,912       $   31,466
                                               ==========       ==========

Loss per share                                 $    .0047       $    .0011
                                               ==========       ==========

                                      12

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